Exhibit 99.2

LOAN AGREEMENT

Borrower: W.M. “Rusty” Rush Address: 555 I.H. 35 South, Ste. 500 New Braunfels, Texas 78130	Lender: Frost Bank Address: P.O. Box 1600 San Antonio, Texas 78296

THIS LOAN AGREEMENT (this “Loan Agreement”) is dated October 18, 2022, by and between Borrower and Lender.

ARTICLE I

Definitions and Use of Terms

Section 1.01.    Certain Definitions. As used herein, the following terms have the meanings indicated, unless the context otherwise requires:

“Advance” means a disbursement by Lender of any of the proceeds of the Loan.

“Affiliate” means any individual or entity directly or indirectly controlling, controlled by, or under common control with, another individual or entity (for purposes of clarity and the avoidance of doubt, neither Rush Enterprises, Inc., nor any of its subsidiaries or affiliates shall be considered to be an “Affiliate” of Borrower under this Loan Agreement or any other Loan Document).

“Applicable Bankruptcy Law” means the United States Bankruptcy Code or any other present or future insolvency, bankruptcy, liquidation, conservatorship, reorganization or moratorium Governmental Requirement or other similar Governmental Requirements.

“Business Day” means a day other than a Saturday, Sunday or a day on which commercial banks in the State of Texas are authorized to be closed, or are in fact closed.

“Closing Date” means the date of this Loan Agreement.

“Code” means the Internal Revenue Code of 1986, as amended, and the regulations promulgated and rulings issued thereunder.

“Collateral” means any and all Property and rights and interests in or to Property of Borrower, whether tangible or intangible, in which a Lien is granted or purported to be granted pursuant to the Loan Documents. For purposes of clarity and the avoidance of doubt, the Collateral secures only the Secured Loan and not the Unsecured Loan.

“Default” means any event or circumstance that constitutes an Event of Default or, that with, the lapse of time, would (if not cured or otherwise remedied during such time) constitute an Event of Default.

Execution Version

“Environmental Laws” means any and all Federal, state, local, and foreign Governmental Requirements, judgments, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution and the protection of health and the environment or the release of any materials into the environment, including those related to hazardous substances or wastes, air emissions and discharges to waste or public systems.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under the control of Borrower within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by Borrower or any ERISA Affiliate from a Pension Plan subject to ection 4063 of ERISA during a Plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by Borrower or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate, the treatment of a Plan amendment as a termination under Sections 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (e) an event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; or (f) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon Borrower or any ERISA Affiliate.

“Event of Default” has the meaning set forth in Article IX.

“Financial Statements” means financial information of Borrower and its Affiliates, if any, as required and set forth in Section 6.01 as, at the time in question, have been most recently furnished to Lender.

“GAAP” means generally accepted accounting principles in the United States set forth in the statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied.

“Governmental Authority” means the United States, the state, the county, the city or any other political subdivision in which the Property is located, and any court or political subdivision, agency, or instrumentality having jurisdiction over Borrower, any Affiliates of Borrower, or the Collateral, domestic or foreign.

“Governmental Requirements” means all constitutions, statutes, laws, ordinances, rules, regulations, orders, writs, injunctions or decrees of any Governmental Authority applicable to Borrower, any Affiliates of Borrower, or the Collateral.

Execution Version

“Guarantee” means, as to any Person, (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness or other obligation of any other Person, whether or not such Indebtedness or other obligation is assumed by such Person. The amount of any Guarantee will be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof. The term “Guarantee” as a verb has a corresponding meaning.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP: (a) all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments; (b) all direct or contingent obligations of such Person arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments; (c) net obligations of such Person under any Interest Rate Protection Agreement; (d) all obligations of such Person to pay the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business that are not past due); (e) indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness will have been assumed by such Person or is limited in recourse; (f) capital leases; and (g) all Guarantees of such Person in respect of any of the foregoing. For all purposes hereof, the Indebtedness of any Person will include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, unless such Indebtedness is expressly made non-recourse to such Person.

“Information” means all information received from Borrower or any Affiliate of Borrower relating to Borrower or such Affiliate or any of their respective businesses, other than any such information that is available to Lender on a nonconfidential basis prior to disclosure by Borrower or such Affiliate; provided that, in the case of information received from Borrower or any of its Affiliates after the Closing Date, such information is clearly identified at the time of delivery as confidential.

Execution Version

“Interest Rate Protection Agreement” means any interest rate swap agreement, interest rate exchange agreement, currency exchange agreement, foreign exchange agreement, interest rate and currency exchange agreement, forward rate agreement, rate floor agreement, interest rate protection agreement, interest rate cap agreement, rate collar agreement, any option agreement respecting the foregoing, International Swaps and Derivatives Association, Inc. (ISDA) Master Agreement, or any similar agreement or arrangement and any schedule, confirmation, exhibit, document or instrument evidencing any interest in a transaction covered by any such agreement now existing or hereafter entered into by a Person to hedge the risk of variable interest rate volatility or fluctuations of interest rates, as the same may be modified, supplemented, amended or revised and in effect from time to time.

“IRS” means the United States Internal Revenue Service.

“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement, and any financing lease having substantially the same economic effect as any of the foregoing).

“Loan” is defined in Section 2.01.

“Loan Documents” means this Loan Agreement, the Note, the Security Agreement, all Interest Rate Protection Agreements (if any), and such other documents, instruments and agreements, evidencing, securing or pertaining to the Obligations as will from time to time be executed and delivered to Lender by Borrower, any Affiliate of Borrower, or any other party pursuant to this Loan Agreement, and any future amendments, restatements, modifications, ratifications, confirmations, extensions or supplements hereto or thereto.

“Margin Stock” has the meaning given thereto in Section 221.3(v) of Regulation U, promulgated by the Board of Governors of the Federal Reserve System, F.R.S. Reg. U, 12 C.F.R. part 221 (January 1, 1983, revision), as amended from time to time.

“Material Adverse Change” means (a) a material adverse change in, or a material adverse effect upon, the operations, business, prospects, properties, assets, liabilities (actual or contingent), condition (financial or otherwise) of Borrower or its Affiliates, if any, taken as a whole; (b) a material impairment of the ability of Borrower to perform its obligations under any Loan Document; (c) a material adverse effect upon the legality, validity, binding effect or enforceability against Borrower or any Affiliate of Borrower of any Loan Document to which it is a party or the rights of Lender under any Loan Document; or (d) a material restatement or revision of a previously submitted financial statement pursuant to an audit.

“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which Borrower or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.

Execution Version

“Note” is defined in Section 2.02.

“Obligations” mean all present and future Indebtedness, obligations and liabilities of Borrower to Lender arising pursuant to the Loan, this Loan Agreement or any of the other Loan Documents or otherwise, and any renewals, extensions, increases, or amendments thereof, or any part thereof, regardless of whether such Indebtedness, obligations and liabilities are direct, indirect, fixed, contingent, liquidated, unliquidated, joint, several or joint and several and including interest and fees that accrue after the commencement by or against Borrower of any proceeding under any Applicable Bankruptcy Law naming Borrower as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.

“Patriot Act” is defined in Section 5.16.

“Pension Plan” means any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by Borrower or any ERISA Affiliate or to which Borrower or any ERISA Affiliate contributes or has an obligation to contribute, or in the case of a multiple employer or other plan described in Section 4064(a) of ERISA, has made contributions at any time during the immediately preceding five plan years.

“Person” means any individual, firm, corporation, association, partnership, joint venture, trust, entity, unincorporated organization or Governmental Authority.

“Plan” means any “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) established by Borrower or, with respect to any such plan that is subject to Section 412 of the Code or Title IV of ERISA, any ERISA Affiliate.

“Property” means all property, whether real or personal, tangible or intangible, securing the Obligations.

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the 30-day notice period has been waived.

“Security Agreement” means the Pledge and Security agreement executed by Borrower in connection with this Loan Agreement, as such may be amended, modified, ratified, supplemented, restated or replaced from time to time.

“UCC” means the Uniform Commercial Code of the State of Texas or of any other state having jurisdiction with respect to any of the rights and remedies of Lender under the Loan Documents, as amended.

“Unfunded Pension Liability” means the excess of a Pension Plan’s benefit liabilities under Section 4001(a)(16) of ERISA, over the current value of that Pension Plan’s assets, determined in accordance with the assumptions used for funding the Pension Plan pursuant to Section 412 of the Code for the applicable plan year.

Section 1.02.    Headings. The headings, captions, and arrangements used in any of the Loan Documents are, unless specified otherwise, for convenience only and will not be deemed to limit, amplify, or modify the terms of the Loan Documents nor to affect the meaning thereof.

Execution Version

Section 1.03.    Number and Gender of Words. Whenever herein the singular number is used, the same will include the plural where appropriate, and words of any gender will include each other gender where appropriate.

Section 1.04.    Money. Unless stipulated otherwise, all references herein or in any of the Loan Documents to “Dollars,” “money,” “payments,” or other similar financial or monetary terms are references to currency of the United States of America.

Section 1.05.    Articles, Sections and Exhibits. All references herein to Articles and Sections are, unless specified otherwise, references to articles and sections of this Loan Agreement. All references herein to an “Exhibit,” “Annex” or “Schedule” are references to exhibits, annexes or schedules attached hereto, all of which are made a part hereof for all purposes, the same as if set forth herein verbatim, it being understood that if any exhibit, annex or schedule attached hereto, which is to be executed and delivered, contains blanks, the same will be completed correctly and in accordance with the terms and provisions contained and as contemplated herein prior to or at the time of the execution and delivery thereof. The words “herein,” “hereof,” “hereunder” and other similar compounds of the word “here” when used in this Loan Agreement will refer to the entire Loan Agreement and not to any particular provision or section.

Section 1.06.    Accounting Terms. Unless otherwise specified, all accounting and financial terms and covenants set forth above are to be determined according to GAAP. If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either Borrower or Lender will so request, Lender and Borrower will negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of Lender), provided that, until so amended, (a) such ratio or requirement will continue to be computed in accordance with GAAP prior to such change therein and (b) Borrower will provide to Lender financial statements and other documents required under this Loan Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.

ARTICLE II

Loan

Section 2.01.    Loan. Subject to the terms and conditions set forth in this Loan Agreement and the other Loan Documents, Lender hereby agrees to provide to Borrower the following credit facility (the “Loan”):

(a)    Term Loan. Lender agrees to lend to Borrower on a non-revolving basis, and Borrower agrees to borrow from Lender, the amount of $40,000,000.00 in a single Advance on the Closing Date, subject to the maturity date stated in the Note.

Section 2.02.    Note. The Loan will be evidenced by that one certain Promissory Note (the “Note”) of even date herewith in the original principal amount of $40,000,000.00 executed by Borrower and payable to the order of Lender. Interest on the Note will accrue at the rate set forth in the Note. The principal of and interest on the Note will be due and payable in accordance with the terms and conditions set forth in the Note and in accordance with the terms and conditions set forth in this Loan Agreement.

Execution Version

Section 2.03.    Origination Fee. On or before the Closing Date, Borrower shall pay Lender an origination fee of $40,000.00.

Section 2.04.   Capital Adequacy. If after the Closing Date, Lender will have determined that the adoption or implementation of any applicable Governmental Requirement regarding capital adequacy or any change therein, or any change in the interpretation or administration thereof by any central bank or other Governmental Authority charged with the interpretation or administration thereof, or compliance by Lender (or its parent) with any guideline, request, or directive regarding capital adequacy (whether or not having the force of law) of any such central bank or other Governmental Authority, has or would have the effect of reducing the rate of return on Lender’s (or its parent’s) capital as a consequence of its obligations hereunder or the transactions contemplated hereby to a level below that which Lender (or its parent) could have achieved but for such adoption, implementation, change, or compliance (taking into consideration Lender’s policies with respect to capital adequacy) by an amount deemed by Lender to be material, then from time to time, within 10 Business Days after demand by Lender, Borrower will pay to Lender (or its parent) such additional amount or amounts as will compensate Lender for such reduction. A certificate of Lender claiming compensation under this Section and setting forth the additional amount or amounts to be paid to it hereunder will be conclusive, provided that the determination thereof is made on a reasonable basis. In determining such amount or amounts, Lender may use any reasonable averaging and attribution methods.

ARTICLE III

[Reserved]

ARTICLE IV

Conditions Precedent

Section 4.01.   Extension of Credit. The obligation of Lender to make an Advance hereunder is subject to the condition precedent that Lender will have received on or before the day of such Advance all of the following, each dated (unless otherwise indicated) the Closing Date, in form and substance satisfactory to Lender:

(a)    Note. The Note executed by Borrower;

(b)    Security Agreement. The Security Agreement executed by Borrower;

(c)    Arbitration Agreement. The Arbitration and Notice of Final Agreement executed by Borrower;

(d)    Statement of Purpose. The Statement of Purpose for an Extension of Credit Secured by Margin Stock (Federal Reserve Form U-1) executed by Borrower;

Execution Version

(e)    UCC, Lien Search, etc. The results of a Uniform Commercial Code, tax Lien and judgment searches showing all financing statements and other documents or instruments on file against Borrower and any Affiliate of Borrower with the applicable authority in the jurisdiction of such Person’s principal residence, place of business or chief executive office (as applicable) and such other jurisdictions requested by Lender, such search to be as of a date no more than 10 days prior to the Closing Date;

(f)    Attorneys’ Fees and Expenses. Evidence that the costs and expenses (including reasonable attorneys’ fees) referred to in Section 10.13, to the extent incurred, will have been paid in full by Borrower; and

(g)    Additional Documentation. Lender will have received such additional approvals, certificates, opinions, instruments or documents as Lender or its legal counsel may request, including but without limitation a copy of the fully-executed final Settlement Agreement and related judicial order(s) or decree(s) with respect to Cause No. 2018-PC-0183 filed in the County Court at Law of Guadalupe County, Texas, and a formal opinion letter from counsel to Borrower, in form and substance satisfactory to Lender and its legal counsel in their sole and absolute discretion.

ARTICLE V

Representations and Warranties

Borrower hereby represents and warrants to Lender as follows:

Section 5.01.    Existence; Authority; Compliance with Governmental Requirements. Borrower (a) is an individual, (b)  has all requisite authority to execute, deliver and perform the Loan Documents to which he is a party, to own his property and to conduct his affairs, and (c) is in compliance with all Governmental Requirements.

Section 5.02.    Binding Obligations. The execution, delivery, and performance of this Loan Agreement and all of the other Loan Documents by Borrower constitute legal, valid and binding obligations of Borrower, enforceable in accordance with their respective terms, except as enforcement of remedies may be limited by Applicable Bankruptcy Law.

Section 5.03.    No Consent. The execution, delivery and performance of this Loan Agreement and all of the other Loan Documents, and the consummation of the transactions contemplated hereby and thereby, do not (a) conflict with, result in a violation of, or constitute a default under (i) any Governmental Requirements or (ii) any contract, agreement, document or instrument to which Borrower is a party or affecting such Person or the property of such Person, or (b) require the consent, approval or authorization of or notice to or filing with any third party, not otherwise obtained and delivered to Lender.

Section 5.04.    Taxes; Governmental Charges. Borrower and each of its Affiliates, if any, have timely filed all federal, state and local tax reports and returns required by any Governmental Requirement to be filed, including, without limitation, all income, employment, property and sales tax returns, as applicable, and have duly paid all their respective liabilities for taxes, assessments, governmental charges and levies that are due and payable. The reserves reflected on the financial statements of Borrower and each of its Affiliates, if any, are adequate in amount for the payment of all tax liabilities for Borrower and such Affiliates accrued through the date of such financial statements. To the best of Borrower’s knowledge, there is no pending investigation or audit of Borrower or any Affiliate of Borrower by any taxing authority. Furthermore, to the best of Borrower’s knowledge, there is no pending but unassessed tax liability of Borrower or any Affiliate of Borrower or any unresolved questions or claims concerning any tax liability of Borrower or any of its Affiliates.

Execution Version

Section 5.05.    No Default. Neither Borrower nor any Affiliate of Borrower is in default under or with respect to any contractual obligation that, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Change. No Default has occurred and is continuing or would result from the consummation of the transactions contemplated by this Loan Agreement or any other Loan Document.

Section 5.06.    Financial Statements. The Financial Statements are (a) true, correct and complete as of the dates specified therein, (b) fully and accurately present the financial condition for the period covered thereby of Borrower and any Affiliates, as applicable, as of the dates specified and (c) prepared in accordance with GAAP. Since the date of the Financial Statements, no Material Adverse Change has occurred, except as heretofore disclosed in writing to Lender, nor has Borrower or any of its Affiliates incurred any material liability, direct or indirect, fixed or contingent. Borrower is solvent.

Section 5.07.   Suits, Actions, Etc. Other than Cause No. 2018-PC-0183 filed in the County Court at Law of Guadalupe County, Texas, there are no investigations, actions, suits or proceedings pending or to the knowledge of Borrower threatened before or by any Governmental Authority or arbitration authority against or affecting Borrower or any of its Affiliates or the Collateral, or involving the validity, enforceability or priority of any of the Loan Documents. Neither Borrower nor any of its Affiliates is, and the consummation of the transactions contemplated hereby and the performance or satisfaction of any of the terms or conditions hereof and of the other Loan Documents will not cause Borrower or such Affiliates, if any, to be, in violation of or in default with respect to any Governmental Requirement or in default (or provide cause for acceleration of Indebtedness) under any mortgage, deed of trust, lease, promissory note, loan agreement, credit agreement, partnership agreement or other agreement or restriction to which Borrower or any of its Affiliates is a party or by which Borrower or any of its Affiliates or the Collateral may be bound or affected.

Section 5.08.    Insurance. Borrower and its Affiliates, if any, and the properties of Borrower and its Affiliates, if any, are insured with financially sound and reputable insurance companies not Affiliates of Borrower, in such amounts, with such deductibles and covering such risks required by Lender and in the absence of such requirements, as are customarily carried by Persons owning similar properties and/or engaged in similar businesses in localities where Borrower or the applicable Affiliate, if any, operates.

Section 5.09.    Affiliates. Borrower (a) has no Affiliates other than those specifically disclosed on Schedule 5.09, (b) has no controlling equity investments or other interests convertible into equity in any other corporation or entity other than those specifically disclosed in Schedule 5.09, and (c) has no, and does not transact business under any, assumed names or trade names.

Execution Version

Section 5.10.    Ownership of Property; Liens. Borrower and each of its Affiliates, if any, have good record and indefeasible title in fee simple to, or valid leasehold interests in, all personal and real property, including the Collateral, except for such defects in title as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Change. The Collateral is not subject to any Lien other than Liens in favor of Lender. All property of Borrower, including the Collateral, is titled in Borrower’s legal name, and Borrower has not used any other name during the last five years.

Section 5.11.    Environmental Compliance and Claims. Borrower has reasonably concluded that he is in compliance with all applicable existing Environmental Laws and affirms that there are no pending or, to the best knowledge of Borrower, threatened environmental claims against Borrower which, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Change.

Section 5.12.    ERISA Compliance.

(a)    Each Plan, if applicable, is in compliance in all material respects with the applicable provisions of ERISA, the Code and other Governmental Requirements. Each such Plan that is intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the IRS or an application for such a letter is currently being processed by the IRS with respect thereto and, to the best knowledge of Borrower, nothing has occurred which would prevent, or cause the loss of, such qualification. Borrower and each ERISA Affiliate have made all required contributions to each such Plan subject to Section 412 of the Code, and no application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the Code has been made with respect to any Plan.

(b)    There are no pending or, to the best knowledge of Borrower, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that could be reasonably be expected to have a Material Adverse Change. There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan that has resulted or could reasonably be expected to result in a Material Adverse Change.

(c)    (i) No ERISA Event has occurred or is reasonably expected to occur; (ii) no Pension Plan has any Unfunded Pension Liability; (iii) neither Borrower nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability under Title IV of ERISA with respect to any Pension Plan (other than premiums due and not delinquent under Section 4007 of ERISA); (iv) neither Borrower nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Sections 4201 or 4243 of ERISA with respect to a Multiemployer Plan; and (v) neither Borrower nor any ERISA Affiliate has engaged in a transaction that could be subject to Sections 4069 or 4212(c) of ERISA.

Execution Version

Section 5.13.   Margin Regulations; Investment Company Act; Public Utility Holding Company Act.

(a)    Borrower is not engaged and will not engage in the ongoing business of purchasing or carrying Margin Stock or extending credit to third parties for the purpose of purchasing or carrying Margin Stock.

(b)    Borrower is not (i) a “holding company,” or a “subsidiary company” of a “holding company,” or an “affiliate” of a “holding company” or of a “subsidiary company” of a “holding company,” within the meaning of the Public Utility Holding Company Act of 1935, or (ii) required to be registered as an “investment company” under the Investment Company Act of 1940.

Section 5.14.   Disclosure. Borrower has disclosed to Lender all agreements, documents, instruments and organizational documents or other restrictions to which it or any of its Affiliates is subject, and all other matters known to it, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Change. No report, financial statement, certificate or other information furnished (whether in writing or orally) by or on behalf of Borrower or any of its Affiliates to Lender in connection with the transactions contemplated hereby and the negotiation of this Loan Agreement or delivered hereunder (as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.

Section 5.15.   Intellectual Property. If applicable, Borrower and its Affiliates, if any, own, or possess the right to use, all of the trademarks, service marks, trade names, copyrights, patents, patent rights, franchises, licenses, slogans, other advertising products and processes, and other intellectual property rights that are reasonably necessary for the operation of their respective businesses, without conflict with the rights of any other Person. To the best knowledge of Borrower, no slogan or other advertising product, process or other material now used by Borrower or any of its Affiliates infringes upon any rights held by any other Person.

Section 5.16.   Patriot Act. All capitalized words and phrases and all defined terms used in the USA Patriot Act of 2001, 107 Public Law 56 (October 26, 2001) (the “Patriot Act”) and in other statutes and all orders, rules and regulations of the United States government and its various executive department, agencies and offices related to the subject matter of the Patriot Act, including, but not limited to, Executive Order 13224 effective September 24, 2001, are hereinafter collectively referred to as the “Patriot Rules” and are incorporated into this section of the Loan Agreement. Borrower represents and warrants to Lender that neither it nor any of its Affiliates, if any, is a Person named as a Specially Designated National and Blocked Person (as defined in Presidential Executive Order 13224) and that it is not acting, directly or indirectly, for or on behalf of any such Person. Borrower further represents and warrants to Lender that Borrower and its Affiliates, if any, are not, directly or indirectly, engaged in, nor facilitating, the transactions contemplated by this Loan Agreement on behalf of any Person named as a Specially Designated National and Blocked Person. Borrower hereby agrees to defend, indemnify and hold harmless Lender from and against any and all claims, damages, losses, risks, liabilities, and expenses (including reasonable attorneys’ fees and costs) arising from or related to any breach of the foregoing representations and warranties.

Execution Version

ARTICLE VI

Affirmative Covenants

Until all Obligations are fully paid and satisfied, Borrower agrees and covenants that it will, and will cause each Affiliate, if any, to:

Section 6.01.   Furnish to Lender:

(a)    Annual Financial Statements. As soon as available and in any event within sixty (60) days after the end of each calendar year, a consolidated and consolidating financial statement of Borrower and its Affiliates, if any, as of the end of such calendar year, all in form and substance and in reasonable detail satisfactory to Lender and duly certified by Borrower (i) as being true and correct in all material aspects to the best of his or her knowledge and (ii) as having been prepared in accordance with GAAP.

(b)    Tax Returns. Copies of Borrower’s income tax returns (federal and state, if any) within one hundred twenty (120) days after the applicable filing date for the tax reporting period thereof, prepared by a tax professional satisfactory to Lender.

(c)    Compliance Certificate. A certificate in form acceptable to Lender signed by Borrower, within sixty (60) days after the end of each calendar year, stating that Borrower is in full compliance with all of its obligations under this Loan Agreement and all other Loan Documents and is not in Default of any term or provisions hereof or thereof.

Section 6.02.   Notices. Promptly notify Lender:

(a)    of the occurrence of any Default;

(b)    of any matter that has resulted or could reasonably be expected to result in a Material Adverse Change, including (i) breach or non-performance of, or any default under, a contractual obligation of Borrower or any of its Affiliates; (ii) any dispute, litigation, investigation, proceeding or suspension between Borrower or any of its Affiliates and any Governmental Authority; or (iii) the commencement of, or any material development in, any litigation or proceeding affecting Borrower or any of its Affiliates;

(c)    of the occurrence of any ERISA Event;

(d)    of a change in name of Borrower or any of its Affiliates or a change in the location of Borrower or any of its Affiliates or the Collateral, in each case, within 30 days prior to such change; and

(e)    of any material change in accounting policies or financial reporting practices by Borrower or any of its Affiliates.

Execution Version

Each notice pursuant to this Section will be accompanied by a statement of Borrower setting forth details of the occurrence referred to therein and stating what action Borrower has taken and proposes to take with respect thereto. Each notice pursuant to this Section will describe with particularity any and all provisions of this Loan Agreement and any other Loan Document that have been breached or affected thereby.

Section 6.03.    Books and Records. Maintain its books and records in accordance with GAAP.

Section 6.04.    [Reserved.]

Section 6.05.    [Reserved.]

Section 6.06.   Maintenance of Insurance. Maintain with financially sound and reputable insurance companies not Affiliates of Borrower, insurance with respect to its properties and business, if applicable, against loss or damage of the kinds customarily insured against by Persons similarly situated as Borrower (or any Affiliate of Borrower, if applicable) and in such amounts as are customarily carried under similar circumstances by such other Persons and providing for not less than 30 days’ prior notice to Lender of termination, lapse or cancellation of such insurance. Borrower will, and will cause each of its Affiliates, if any, to, deliver to Lender upon Lender’s request, originals or certified copies of insurance policies or certificates of insurance, each in form and substance satisfactory to Lender.

Section 6.07.   Right of Inspection. Permit Lender to (a) examine, audit and make and take away copies or reproductions of its books and records, and (b) discuss with its respective independent auditors its respective assets, liabilities, and financial positions, at all reasonable times. Borrower shall be responsible for the reasonable costs and expenses associated with such examinations and/or discussions. To the extent Borrower maintains any records, including computer generated records and software programs for the generation of such records in the possession of a third party, Borrower will, to the extent such records constitute Collateral, (i) notify such third party of Lender’s Lien in such records, (ii) cause such party to grant access to Lender to such records and (iii) provide Lender with copies of any records Lender may request, all at Borrower’s sole cost and expense.

Section 6.08.   Right to Additional Information. Furnish Lender with such additional information and statements, lists of assets and liabilities, statements of contingent liabilities, tax returns, and other reports and certificates with respect to Borrower’s or any applicable Affiliate’s financial condition, business operations (if applicable), and compliance with the terms of the Loan Documents as Lender may request from time to time.

Section 6.09.   Compliance with Governmental Requirements. Perform and comply with all Governmental Requirements applicable to Borrower or its Affiliates, if any, and their property and businesses and operations, if applicable (including, without limitation, all applicable Environmental Laws).

Section 6.10.   Taxes. Timely pay and discharge when due all of its Indebtedness and obligations, including without limitation, all assessments, taxes, governmental charges, levies, Liens and claims, of every kind and nature, imposed upon Borrower or any of its Affiliates, or any of their properties, income, or profits, prior to the earlier of the date on which such obligation would become delinquent or the date penalties would attach, and all lawful claims that, if unpaid, might become a Lien or charge upon any of Borrower’s or such Affiliate’s properties, income, or profits; provided, however, Borrower and its Affiliates, if any, will not be required to pay and discharge any such assessment, tax, government charge, levy, Lien or claim so long as (a) the legality of the same will be contested in good faith by appropriate judicial, administrative or other legal proceedings instituted with reasonable promptness and diligently conducted, and (b) Borrower or such Affiliates, as applicable, will have established on its books adequate reserves with respect to such contested assessment, tax, governmental charge, levy, Lien or claim in accordance with GAAP.

Execution Version

Section 6.11.    Notice of Indebtedness. Promptly inform Lender of the creation, incurrence or assumption by Borrower or any Affiliate of Borrower of any actual or contingent liabilities not permitted under this Loan Agreement or any other Loan Document.

Section 6.12.    Additional Documents. Execute and deliver, or cause to be executed and delivered, to Lender, from time to time as required by Lender, any and all other agreements, instruments and documents which Lender may reasonably request in order to provide the rights and remedies to Lender granted or provided for by the Loan Documents or give effect to the transactions contemplated under this Loan Agreement and the other Loan Documents.

ARTICLE VII

Negative Covenants

Until all Obligations are fully paid and satisfied, Borrower will not, nor will it permit any of its Affiliates to, directly or indirectly:

Section 7.01.    Nature of Business. If applicable, make any material change in the nature of its business as carried on as of the Closing Date.

Section 7.02.    Liquidations, Mergers, Consolidations. Become a party to a merger or consolidation, or purchase or otherwise acquire all or a substantial part of the assets of any Person or any shares or other evidence of beneficial ownership of any Person, or dissolve, liquidate or cease operations.

Section 7.03.    Sale of Assets. Sell, lease, assign, transfer or otherwise dispose of any of its assets or properties, other than in the ordinary course of business.

Section 7.04.    Sale and Leaseback. Enter into any arrangement with any Person pursuant to which it leases from such Person real or personal property that has been or is to be sold or transferred, directly or indirectly, by it to such Person.

Section 7.05.    Prepayment of Indebtedness. Prepay any Indebtedness, except the Obligations in accordance with the terms of this Loan Agreement.

Section 7.06.   Liens. Create, incur or permit to exist any Lien or encumbrance on any of its assets, other than (a) Liens and security interests securing Indebtedness owing to Lender, (b) Liens for taxes, assessments or similar charges that are (i) not yet due or (ii) being contested in good faith by appropriate proceedings instituted with reasonable promptness and diligently conducted and for which Borrower has established adequate reserves, and (c) Liens and security interests existing as of the Closing Date which have been disclosed to and approved by Lender in writing.

Execution Version

Section 7.07.    Indebtedness. Create, incur, permit or assume any Indebtedness, other than (a) Indebtedness to Lender, (b) Indebtedness outstanding on the Closing Date which has been disclosed to and approved by Lender in writing, and (c) other Indebtedness in an aggregate amount not to exceed $5,000,000.00.

Section 7.08.    Transfer of Ownership. Permit the sale, pledge or other transfer of any of the ownership interests in the Collateral, other than in accordance with the Loan Documents. Notwithstanding the foregoing or anything to the contrary contained in the Loan Documents, Borrower may sell all or a portion of the Collateral solely to pay, in whole or in part, the Obligations; provided that, in the event Borrower sells a portion of the Collateral solely to pay part of the Obligations, the remaining portion of the Collateral is sufficient to maintain the margin of security required under Regulation U, promulgated by the Board of Governors of the Federal Reserve System, F.R.S. Reg. U, 12 C.F.R. part 221 (January 1, 1983 revision), as amended from time to time.

Section 7.09.    Change in Management. Permit a change in the senior management of any Affiliate of Borrower.

Section 7.10.    Loans and Investments. Make any advance, loan, extension of credit, or capital contribution to or investment in, or purchase any stock, bonds, notes, debentures, or other securities of, any Person.

Section 7.11.    Transactions with Affiliates. Enter into any transaction, including, without limitation, the purchase, sale or exchange of property or the rendering of any service, with any Affiliate of Borrower, except in the ordinary course of and pursuant to the reasonable requirements of Borrower’s and such Affiliate’s business and upon fair and reasonable terms no less favorable to Borrower or such Affiliate than would be obtained in a comparable arm’s-length transaction with a Person not an Affiliate of Borrower.

Section 7.12.    Use of Proceeds. Borrower shall use the proceeds of the Loan solely to fulfill his obligations under the Family Settlement Agreement, dated as of October 6, 2022, by and between Borrower, in his individual capacity, and Barbara Rush, in her individual capacity and as the Trustee of The Rush Living Trust dated June 19, 2017, as amended and restated on March 30, 2018, with respect to Cause No. 2018-PC-0183 filed in the County Court at Law of Guadalupe County, Texas, and related Order Approving Family Settlement Agreement, Admitting May 16, 2013 Will to Probate as Reformed, and Continuing Temporary Administration Through Closing of the Estate entered by such County Court at Law.

ARTICLE VIII

[Reserved]

Execution Version

ARTICLE IX

Events of Default

Section 9.01.    Events of Default. Each of the following will constitute an “Event of Default” under this Loan Agreement:

(a)    The failure, refusal or neglect of Borrower to pay when due any part of the principal of, or interest on, the Note or any other Obligations of Borrower from time to time.

(b)    The failure of Borrower or any of its Affiliates to timely and properly observe, keep or perform any covenant, agreement or condition required in Sections 6.01 and 6.02 and Article VII.

(c)    The failure of Borrower or any of its Affiliates to timely and properly observe, keep or perform any covenant, agreement or condition required herein (other than as specified in clauses (a) and (b) above) or in any of the other Loan Documents.

(d)    Any representation or warranty contained herein, in any of the other Loan Documents or in any other document ever delivered or furnished by Borrower or any of its Affiliates to Lender in connection with the Obligations is or proves to have been false, misleading, erroneous or breached in any material respect.

(e)    If Borrower or any of its Affiliates: (i) becomes insolvent, or makes a transfer in fraud of creditors, or makes an assignment for the benefit of creditors, or admits in writing its inability to or is unable to pay its debts as they become due; (ii) generally is not paying its debts as such debts become due; (iii) has a receiver, trustee or custodian appointed for, or take possession of, all or substantially all of the assets of such party, either in a proceeding brought by such party or in a proceeding brought against such party, and such appointment is not discharged or such possession is not terminated within 60 days after the effective date thereof or such party consents to or acquiesces in such appointment or possession; (iv) files a petition for relief under the Applicable Bankruptcy Laws or an involuntary petition for relief is filed against such party under any Applicable Bankruptcy Law, or an order for relief naming such party is entered under any Applicable Bankruptcy Law, or any composition, rearrangement, extension, reorganization or other relief of debtors now or hereafter existing is requested or consented to by such party; (v) fails to have discharged within a period of 30 days any attachment, sequestration or similar writ levied upon any property of such party; or (vi) fails to pay within 30 days any final money judgment against such party.

(f)    A levy against the Property or any part thereof, or against any material portion of Borrower’s other property or against any material portion of any property of any Affiliate of Borrower, or any execution, garnishment, attachment, sequestration or other writ or similar proceeding which is not permanently dismissed or discharged within 30 days after such levy.

(g)    Abandonment of any portion of the Property or of any material portion of any of the other property of Borrower or any of its Affiliates.

Execution Version

(h)    [Reserved.]

(i)    An inability of Borrower to satisfy any condition specified herein as precedent to the obligation of Lender to make any Advance hereunder.

(j)    Borrower or any of its Affiliates will have (i) concealed, removed, or permitted to be concealed or removed any part of its property with the intent to hinder, delay or defraud any of its creditors; or (ii) made or suffered a transfer of any of its property which may be fraudulent under any bankruptcy, fraudulent conveyance or similar Governmental Requirement; or (iii) suffered or permitted while insolvent (under any applicable definition of the term) any creditor to obtain a Lien upon any of its property through legal proceedings or distraint which Lien is not permanently vacated within 30 days from the Closing Date.

(k)    The occurrence of any event or condition which results in, or with notice or lapse of time or both could result in, a default in the payment of any Indebtedness or performance of any obligation of Borrower or any of its Affiliates to any Person other than Lender.

(l)    The occurrence of a Material Adverse Change.

(m)    The issuance or entry of any attachment or other Lien (other than Lender’s Lien on the Collateral) against any of the property of Borrower or any of its Affiliates for an amount in excess of $5,000,000.00, if undischarged, unbonded or undismissed within 30 days after such entry.

(n)    The occurrence of an ERISA Event.

(o)    Any Loan Document or any provision thereof ceases to be in full force and effect; or Borrower or any of its Affiliates or any other Person contests the validity or enforceability of any Loan Document or any provision thereof; or Borrower or any of its Affiliates denies that it has any or further liability or obligation under any Loan Document to which it is a party, or purports to revoke, terminate or rescind any Loan Document or any provision thereof.

Nothing contained in this Loan Agreement will be construed to limit the events of default enumerated in any of the other Loan Documents and all such events of default will be cumulative.

Section 9.02.    Remedies. Upon the occurrence of any Event of Default, (a) the entire unpaid principal balance of the Note, together with all accrued but unpaid interest thereon, and all other Indebtedness owing to Lender by Borrower at such time will, at the option of Lender, become immediately due and payable without further notice, demand, presentation, notice of dishonor, notice of intent to accelerate, notice of acceleration, protest or notice of protest of any kind, all of which are expressly waived by Borrower, (b) Lender may, at its option, cease further Advances, if any, under the Note, (c) Lender may, at its option, reduce any claim to judgment, and (d) Lender may, at its option, exercise any and all rights and remedies afforded by any of the Loan Documents, or by law or equity or otherwise, as Lender in its sole and absolute discretion may deem appropriate. Upon the occurrence of an Event of Default, all rights and remedies of Lender set forth in this Loan Agreement and in any of the other Loan Documents may be exercised by Lender at its option and in its sole and absolute discretion.

Execution Version

Section 9.03.    Right of Setoff. If an Event of Default shall have occurred and be continuing, Lender and its Affiliates are hereby authorized at any time and from time to time, to the fullest extent not prohibited by applicable Governmental Requirements, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by Lender or any such Affiliate to or for the credit or the account of Borrower against any and all of the Obligations now or hereafter existing under this Loan Agreement or any other Loan Document, irrespective of whether or not Lender shall have made any demand under this Loan Agreement or any other Loan Document and although the Obligations may be contingent or unmatured or are owed to a branch or office of Lender different from the branch or office holding such deposit or obligated on such Indebtedness. The rights of Lender and its Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that Lender or its Affiliates may have.

Section 9.04.    Performance by Lender. Should any covenant, duty, or agreement of Borrower fail to be performed in accordance with the terms of the Loan Documents, Lender may, at its option, perform, or attempt to perform, such covenant, duty or agreement on behalf of Borrower. In such event, Borrower will pay to Lender on demand any amount expended by Lender in such performance or attempted performance, together with interest thereon at the rate provided in the Note for past‑due payments from the date of such expenditure by Lender until paid. Notwithstanding the foregoing, it is expressly understood that Lender does not assume and will never have any liability or responsibility for the performance of any duties of Borrower hereunder. Without limiting the generality of the foregoing, upon the occurrence of an Event of Default, Lender will have the right, in addition to any other right of Lender, but not the obligation, in its own name or in the name of Borrower, to enter into or take possession of the Property.

Section 9.05.    Rights Cumulative; Election of Remedies. All rights and remedies of Lender under the terms of this Loan Agreement will be cumulative of, and in addition to, the rights and remedies of Lender under any and all other agreements between Borrower and Lender (including, but not limited to, the other Loan Documents), and not in substitution or diminution of any rights and remedies now or hereafter held by Lender under the terms of any other agreement or document. Such rights and remedies may be pursued separately, successively or concurrently against Borrower or any Property covered under the Loan Documents at the sole discretion of Lender. The exercise or failure to exercise any of the same will not constitute a waiver or release thereof or of any other right or remedy, and the same will be nonexclusive.

ARTICLE X

Miscellaneous

Section 10.01.    Waiver and Agreement. Neither the failure nor any delay on the part of Lender to exercise any right, remedy, power or privilege herein or under any of the other Loan Documents will operate as a waiver thereof, nor will any single or partial exercise of such right, remedy, power or privilege preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. No waiver of any provision in this Loan Agreement or in any of the other Loan Documents and no departure by Borrower therefrom will be effective unless the same will be in writing and signed by Lender, and then will be effective only in the specific instance and for the purpose for which given and to the extent specified in such writing. No modification or amendment to this Loan Agreement or to any of the other Loan Documents will be valid or effective unless the same is signed by the party against whom it is sought to be enforced.

Execution Version

Section 10.02.  Benefits. This Loan Agreement will be binding upon and inure to the benefit of Lender and Borrower, and their respective successors and assigns, provided, however, that Borrower may not, without the prior written consent of Lender, assign or encumber any interests, rights, remedies, powers, duties or obligations under this Loan Agreement or any of the other Loan Documents.

Section 10.03.   Notices.

(a)    All notices, requests, demands or other communications required or permitted to be given pursuant to this Loan Agreement shall be in writing and given by (i) personal delivery, (ii) expedited delivery service with proof of delivery, or (iii) United States mail, postage prepaid, registered or certified mail, return receipt requested, sent to the intended addressee at the address set forth on the first page hereof and will be deemed to have been received either, in the case of personal delivery, as of the time of personal delivery, in the case of expedited delivery service, as of the date of first attempted delivery at the address and in the manner provided herein, or in the case of mail, upon deposit in a depository receptacle under the care and custody of the United States Postal Service. Either party will have the right to change its address for notice hereunder to any other location within the continental United States by notice to the other party of such new address at least 30 days prior to the effective date of such new address. In addition, copies of any notices, requests, demands or other communications required or permitted to be given to Borrower pursuant to this Loan Agreement shall also be provided to Steve Keller, Chief Financial Officer of Rush Enterprises, Inc.

(b)    Borrower and Lender agree that no notices or other communications by electronic means between such parties or their representatives in connection with this Loan Agreement or any instrument executed in connection herewith shall constitute a transaction, agreement, contract or electronic signature under the Electronic Signatures in Global and National Commerce Act, any version of the Uniform Electronic Transactions Act or any other statute governing electronic transactions, unless otherwise specifically agreed to in writing.

Section 10.04.  Continuation and Survival. All covenants, agreements, representations and warranties made in or pursuant to this Loan Agreement and the other Loan Documents will be deemed continuing and made at and as of the date of this Loan Agreement and at and as of all times thereafter. All statements contained in any certificate, financial statement, legal opinion or other instrument delivered by or on behalf of Borrower or its Affiliates, if any, pursuant to or in connection with any of the Loan Documents will constitute additional representations and warranties made under this Loan Agreement. All covenants, agreements, representations and warranties made in or pursuant to this Loan Agreement and the other Loan Documents will survive until payment in full of all sums owing and performance of all other obligations hereunder by Borrower to Lender and will not be waived by the execution and delivery of this Loan Agreement, any Advance hereunder, any investigation by Lender, or any other event except a specific written waiver by Lender.

Execution Version

Section 10.05.    Controlling Agreement. The parties hereto intend to conform strictly to the applicable usury Governmental Requirements. In no event, whether by reason of demand for payment or acceleration of the maturity of the Obligations or otherwise, will the interest contracted for, charged or received by Lender hereunder or otherwise exceed the maximum amount permissible under applicable Governmental Requirements. If, from any circumstance whatsoever, interest would otherwise be payable to Lender in excess of the maximum lawful amount, the interest payable to Lender will be reduced automatically to the maximum amount permitted under applicable Governmental Requirements. If Lender will ever receive anything of value deemed interest under applicable Governmental Requirements which would apart from this provision be in excess of the maximum lawful amount, an amount equal to any amount which would have been excessive interest will be applied to the reduction of the principal amount owing on the Obligations in the inverse order of its maturity and not to the payment of interest, or if such amount which would have been excessive interest exceeds the unpaid principal balance of the Obligations, such excess will be refunded to Borrower. The interest and any other amounts that would have been payable in respect of any portion of the Obligations or during any period but were not payable as a result of the operation of this Section shall be cumulated and the interest and other amounts on any other portion of the Obligations or periods shall be increased (but not above the maximum amount permitted under applicable Governmental Requirement) until such cumulated amount shall have been received by Lender. All interest paid or agreed to be paid to Lender will, to the extent permitted by applicable Governmental Requirements, be amortized, prorated, allocated and spread throughout the full stated term (including any renewal or extension) of such Indebtedness so that the amount of interest on account of such Indebtedness does not exceed the maximum permitted by applicable Governmental Requirements. The provisions of this Section will control all existing and future agreements between Borrower and Lender.

Section 10.06.    No Third-Party Beneficiary. This Loan Agreement is for the sole benefit of Lender and Borrower and is not for the benefit of any third party.

Section 10.07.   Lender’s Consent or Approval. Except where otherwise expressly provided in the Loan Documents, in any instance where the approval, consent or the exercise of judgment of Lender is required, the granting or denial of such approval or consent and the exercise of such judgment will be (a) within the sole discretion of Lender; and (b) deemed to have been given only by a specific writing intended for the purpose and executed by Lender. Each provision for consent, approval, inspection, review, or verification by Lender is for Lender’s own purposes and benefit only.

Section 10.08.    Applicable Governmental Requirements. This Loan Agreement and the other Loan Documents have been executed and delivered in the State of Texas, are performable in Bexar County, Texas, and will be governed by and construed in accordance with the Governmental Requirements of the State of Texas and the Governmental Requirements of the United States applicable to transactions within the State of Texas. Except to the extent that the Governmental Requirements of the United States may apply to the terms hereof, the substantive Governmental Requirements of the State of Texas shall govern the validity, construction, enforcement and interpretation of this Loan Agreement and the other Loan Documents. In the event of a dispute involving this Loan Agreement, any other Loan Document or any other instrument executed in connection herewith, Borrower irrevocably agrees that venue for such dispute shall lie in any court of competent jurisdiction in Bexar County, Texas. To the extent that Chapter 303 of the Texas Finance Code is applicable to any Loan, any Advance or any Loan Document, the “weekly ceiling” specified in such article is the applicable ceiling; provided that, if any applicable Governmental Requirement permits greater interest, the Governmental Requirement permitting the greatest interest will apply.

Execution Version

Section 10.09.    Loan Agreement Governs. This Loan Agreement, together with the other Loan Documents, comprise the complete and integrated agreement of the parties on the subject matter hereof and thereof and supersedes all prior agreements, written or oral, on such subject matter. In the event of any conflict between the terms of this Loan Agreement and any terms of any other Loan Document, the terms of this Loan Agreement will govern; provided, that the inclusion of supplemental rights or remedies in favor of Lender in any other Loan Document will not be deemed a conflict with this Loan Agreement. Each Loan Document was drafted with the joint participation of the respective parties thereto and will be construed neither against nor in favor of any party, but rather in accordance with the fair meaning thereof.

Section 10.10.    Time of Essence. Time will be of the essence in this Loan Agreement.

Section 10.11.    Patriot Act Notice. Lender hereby notifies Borrower that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies Borrower, which information includes the name and address of Borrower and other information that will allow Lender to identify Borrower in accordance with the Act.

Section 10.12.    Invalid Provisions. If any provision of this Loan Agreement or any of the other Loan Documents is held to be illegal, invalid or unenforceable under present or future Governmental Requirements, such provision will be fully severable and the remaining provisions of this Loan Agreement or any of the other Loan Documents will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance.

Section 10.13.    Expenses of Lender. Borrower shall pay to Lender on demand: (a) all reasonable costs and expenses incurred by Lender in connection with the preparation, negotiation, execution and administration of this Loan Agreement and the other Loan Documents and any and all amendments, modifications, renewals, extensions, increases, and supplements thereof and thereto, including, without limitation, the fees and expenses of Lender’s legal counsel and professionals, (b) all reasonable costs and expenses incurred by Lender in connection with the enforcement, workout or restructure of this Loan Agreement or any other Loan Document, including, without limitation, the fees and expenses of Lender’s legal counsel and professionals, and (c) all other reasonable costs and expenses incurred by Lender in connection with this Loan Agreement or any other Loan Document, including, without limitation, all costs, expenses, taxes, assessments, filing fees, and other charges levied by a Governmental Authority or otherwise payable in respect of this Loan Agreement or any other Loan Document.

Execution Version

Section 10.14.    INDEMNIFICATION OF LENDER. BORROWER SHALL INDEMNIFY AND HOLD LENDER, ITS AFFILIATES AND LENDER’S SUCCESSORS AND ASSIGNS (EACH SUCH PERSON HEREIN REFERRED TO AS AN “INDEMNITEE”) ABSOLUTELY HARMLESS FROM AND AGAINST ALL CLAIMS, LIABILITIES, LOSSES, DAMAGES, OBLIGATIONS OR RELATED EXPENSES INCURRED BY OR IMPOSED UPON OR ALLEGED TO BE DUE OF INDEMNITEE IN CONNECTION WITH (a) THE EXECUTION OR DELIVERY OF THIS LOAN AGREEMENT, ANY OTHER LOAN DOCUMENT OR ANY OTHER AGREEMENT OR INSTRUMENT CONTEMPLATED HEREBY OR THEREBY, THE PERFORMANCE BY THE PARTIES HERETO OF THEIR RESPECTIVE OBLIGATIONS HEREUNDER OR THEREUNDER, THE CONSUMMATION OF THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, OR, IN THE CASE OF LENDER, THE ADMINISTRATION OF THIS LOAN AGREEMENT AND THE OTHER LOAN DOCUMENTS, (b) ANY LOAN OR THE USE OR PROPOSED USE OF THE PROCEEDS THEREFROM, (c) ANY ACTUAL OR ALLEGED PRESENCE OR RELEASE OF HAZARDOUS MATERIALS ON OR FROM ANY PROPERTY OWNED OR OPERATED BY BORROWER OR ANY OF ITS AFFILIATES, OR ANY ENVIRONMENTAL LIABILITY RELATED IN ANY WAY TO BORROWER OR ANY OF ITS AFFILIATES, OR (d) ANY ACTUAL OR PROSPECTIVE CLAIM, LITIGATION, INVESTIGATION OR PROCEEDING RELATING TO ANY OF THE FOREGOING, WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY, WHETHER BROUGHT BY A THIRD PARTY OR BY BORROWER OR ANY OF ITS AFFILIATES AND REGARDLESS OF WHETHER ANY INDEMNITEE IS A PARTY THERETO, IN ALL CASES, WHETHER OR NOT CAUSED BY OR ARISING, IN WHOLE OR IN PART, OUT OF THE COMPARATIVE, CONTRIBUTORY OR SOLE NEGLIGENCE OF THE INDEMNITEE; PROVIDED THAT SUCH INDEMNITY SHALL NOT, AS TO ANY INDEMNITEE, BE AVAILABLE TO THE EXTENT THAT SUCH CLAIMS, LIABILITIES, LOSSES, DAMAGES, OBLIGATIONS OR RELATED EXPENSES (i) ARE DETERMINED BY A COURT OF COMPETENT JURISDICTION BY FINAL AND NONAPPEALABLE JUDGMENT TO HAVE RESULTED FROM THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF SUCH INDEMNITEE OR (ii) RESULT FROM A CLAIM BROUGHT BY BORROWER OR ANY OF ITS AFFILIATES AGAINST AN INDEMNITEE FOR BREACH IN BAD FAITH OF SUCH INDEMNITEE’S OBLIGATIONS HEREUNDER OR UNDER ANY OTHER LOAN DOCUMENT, IF BORROWER OR SUCH AFFILIATE HAS OBTAINED A FINAL AND NONAPPEALABLE JUDGMENT IN ITS FAVOR ON SUCH CLAIM AS DETERMINED BY A COURT OF COMPETENT JURISDICTION. IN THE EVENT OF COURT ACTION IN CONNECTION WITH ANY SUCH CLAIM OR DEMAND, BORROWER WILL ASSUME, TO THE EXTENT REQUESTED BY LENDER, THE RESPONSIBILITY FOR THE DEFENSE OF ANY SUCH ACTION AND WILL IMMEDIATELY SATISFY AND DISCHARGE ANY FINAL DECREE OR JUDGMENT RENDERED THEREIN. LENDER, IN ITS SOLE DISCRETION, MAY MAKE ANY PAYMENTS SUSTAINED OR INCURRED BY REASON OF ANY OF THE FOREGOING, AND BORROWER WILL IMMEDIATELY REPAY TO LENDER IN CASH THE AMOUNT OF SUCH PAYMENT, WITH INTEREST THEREON AT THE RATE SPECIFIED IN THE NOTE TO BE APPLICABLE TO PAST‑DUE PRINCIPAL. LENDER WILL HAVE THE RIGHT TO JOIN BORROWER AND ITS AFFILIATES, IF ANY, AS PARTIES DEFENDANT IN ANY LEGAL ACTION BROUGHT AGAINST LENDER, AND BORROWER HEREBY CONSENTS TO THE ENTRY OF AN ORDER MAKING BORROWER AND ITS AFFILIATES, IF ANY, AS PARTIES DEFENDANT TO ANY SUCH ACTION.

Execution Version

Section 10.15.    Participation of the Loan. Borrower agrees that Lender may, at its option, sell interests in the Loan and its rights and remedies under this Loan Agreement to one or more financial institutions or other Persons acceptable to Lender and, in connection with each such sale, Lender may disclose any financial and other information available to Lender concerning Borrower or any of its Affiliates to each prospective purchaser. Notwithstanding the foregoing or anything to the contrary contained herein or in any other Loan Document, in the event that Lender sells 100% of the Loan to another financial institution or other entity, Lender agrees that such financial institution or other entity shall expressly assume all of Lender’s rights and obligations under that certain Right of First Refusal Agreement, dated October 18, 2022, entered into by and among Rush Enterprises, Inc., a Texas corporation, Grantor, and Secured Party.

Section 10.16.    Counterparts; Facsimile Documents and Signatures. This Loan Agreement may be separately executed in any number of counterparts, each of which will be an original, but all of which, taken together, will be deemed to constitute one and the same instrument. For purposes of negotiating and finalizing this Loan Agreement, if this document or any document executed in connection with it is transmitted by facsimile machine, electronic mail or other electronic transmission, it will be treated for all purposes as an original document. Additionally, the signature of any party on this document transmitted by way of a facsimile machine or electronic mail will be considered for all purposes as an original signature. Any such transmitted document will be considered to have the same binding legal effect as an original document. At the request of any party, any faxed or electronically transmitted document will be re-executed by each signatory party in an original form.

Section 10.17.    Imaging of Documents. Borrower understands and agrees that (a) Lender’s document retention policy may involve the electronic imaging of executed Loan Documents and the destruction of the paper originals, and (b) Borrower waives any right that it may have to claim that the imaged copies of the Loan Documents are not originals.

Section 10.18.   No Oral Agreements. The term “WRITTEN AGREEMENT” will include this Loan Agreement, together with each and every other document relating to and/or securing the Obligations, regardless of the date of execution. THIS WRITTEN AGREEMENT REPRESENTS THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

Section 10.19.   WAIVER OF RIGHT TO TRIAL BY JURY. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE GOVERNMENTAL REQUIREMENT, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS LOAN AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS LOAN AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

[Signature(s) appear on following page(s).]

Execution Version

Executed as of the date first written above.

BORROWER: /s/ W.M. “Rusty” Rush_________________ W.M. “RUSTY” RUSH LENDER: FROST BANK, a Texas state bank By: /s/ Kendal Volz_____________________ Name: Kendal Volz Title: Senior Vice President